AMENDMENT NO. 4

             FOURTH AMENDMENT TO SECOND AMENDED AND
               RESTATED REVOLVING CREDIT AGREEMENT


     THIS FOURTH AMENDMENT, dated as of the 12th day of April, 1996, by and between Newcor, Inc., a Delaware corporation, of Bloomfield Hills, Michigan (herein collectively called "Company") and Comerica Bank, a Michigan banking corporation, of Detroit, Michigan (herein called "Bank");

                          WITNESSETH:

      WHEREAS, Company and Bank desire to amend that certain Second Amended and Restated Revolving Credit Agreement dated as of March 6, 1995, entered into by and between Company and Bank, as previously amended on December 29, 1995, January 31, 1996 and March 22, 1996 (herein called "Agreement");

     NOW, THEREFORE, it is agreed that the Agreement is amended as follows:

      1. The definitions of "Commitment" and "Revolving Credit Maturity Date" set forth in Section 1 of the Agreement are amended to read in their entirety as follows:

           "'Commitment' shall mean the total commitment of Bank to make Advances to Company pursuant to this Agreement in the amount of (a) Thirty Two Million Five Hundred Thousand Dollars ($32,500,000) for the period from April 12, 1996 through the Commitment Reduction Date, and (b) thereafter, in the amount of Twenty Million Dollars ($20,000,000), subject to reduction as herein provided."

           "'Revolving  Credit Maturity Date' shall mean February  28,
     1998."

      2. The following definitions are hereby added to Section 1 of the Agreement in alphabetical order:

           "'Base Tangible Net Worth' shall initially mean $9,080,000. On the last day of each fiscal quarter of Company, base Tangible Net Worth shall be increased by an amount equal to fifty percent (50%) of Net Income for the fiscal quarter then ended. Base Tangible Net Worth shall also be increased by one hundred percent (100%) of the amount of the Reserves which Company determines from time to time no longer to be necessary to be maintained.
     Such increase shall be effective on the last day of the fiscal quarter in which such determination is made. For any fiscal quarter with respect to which Net Income is less than zero, Net Income shall be deemed to be zero."

           "'Capital Expenditure' shall mean with respect to any person, without duplication, any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with generally accepted accounting principles consistently applied would be added as a debit to the fixed asset account of such person, including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of such person thereunder would be required by generally accepted accounting principles consistently applied to be capitalized and shown as liabilities on the balance sheet of such person."

           "'Capital Lease' shall mean with respect to any person any lease of any property (whether real, personal or mixed) by such person as lessee which, in conformity with generally accepted accounting principles consistently applied, is, or is required to be accounted for as a capital lease on the balance sheet of such person, together with any renewals of such leases (or entry into new leases) on substantially similar terms."

          "'Commitment Reduction Date' shall mean the earlier to occur of May 30, 1996 and the date of the funding of the term loan under Section 2.A hereof."

           "'Debt Service Coverage Ratio' shall mean as of any date of determination, a ratio, the numerator of which is EBITDA for the preceding four fiscal quarters ending on such date of determination during such period less Capital Expenditures of Company and its Consolidated Subsidiaries during such period and the denominator of which is the sum of principal and interest payments due and payable with respect to any indebtedness of Company (including obligations under Capital Leases) during such period."

           "'EBITDA' shall mean as of any date of determination, Net Income for the four fiscal quarters preceding such date of determination plus, to the extent deducted in determining Net Income, (i) depreciation and amortization expense of Company and its consolidated Subsidiaries for such period, (ii) interest expense of Company and its consolidated Subsidiaries for such period and (iii) income taxes of Company and its consolidated subsidiaries for such period, all as determined in accordance with generally accepted accounting principles consistently applied."

           "'Funded Debt' shall mean as of any date of determination Company's and its consolidated Subsidiaries' indebtedness for borrowed money as of such date and the principal component of Company's and its consolidated Subsidiaries' Capital Lease obligations as of such date."

           "'Funded Debt to EBITDA Ratio' shall mean as of any date of determination a ratio the numerator of which is Funded Debt as of such date and the denominator of which is EBITDA for the four fiscal quarters preceding such date of determination."

          "'Net Income' shall mean the net income (or loss) of Company and its consolidated Subsidiaries for any period determined in accordance with generally accepted accounting principles consistently applied but excluding in any event (i) any extraordinary gains or losses, (ii) any gains or losses from discontinued operations, and (iii) any taxes on the excluded gains and any tax deductions or credits on account of any excluded losses."

           "'Notes' shall mean the Revolving Credit Note and the Term Note and 'Note' shall refer to each of them."

           "'Reserves' shall mean each and all of the reserves established by Company in connection with the sale of Company's Wilson Automation Division."

          "'Term Loan Maturity Date' shall mean May 10, 2003."

           "'Term Note' shall mean the term note issued by Company under this Agreement in the form annexed to this Agreement as Exhibit 'F'."

      3. Section 2.11 of the Agreement is amended to read in its entirety as follows:

           "2.11 On the Commitment Reduction Date, the amount of the Commitment shall automatically be reduced to Twenty Million Dollars ($20,000,000). On the date that the Commitment automatically reduces, Company shall pay to Bank the amount, if any, by which the aggregate amount of outstanding Advances and outstanding Letters of Credit exceeds the amount of the Commitment as so reduced. If such payment requires the prepayment of a Eurodollar-based Advance, Company shall pay to Bank on such date any amount required to be paid pursuant to the provisions of
     Section 3.1."

      4. Each reference in Sections 5.1, 5.2, 9.1, 9.2, 9.3 and 10.2 to the "Revolving Credit Note" is amended to read in lieu thereof "Notes".

      5. The following Section 2.A (consisting of Sections 2.A.1 through 2.A.5) is hereby added to the Agreement:

          "2.A.     THE INDEBTEDNESS: TERM CREDIT

            2.A.1 Bank agrees to loan to Company and Company agrees to borrow, on or before May 30, 1996, the sum of Ten Million Dollars ($10,000,000). At the time of borrowing, Company agrees to execute the Term Note with appropriate insertions as evidence of the indebtedness hereunder. The loan made under this Section 2.A shall be subject to the terms and conditions of this Agreement.

            2.A.2 The indebtedness represented by the Term Note shall be repaid in monthly principal installments each equal to One Hundred Sixty Six Thousand Six Hundred Sixty Seven Dollars ($166,667), commencing on June 10, 1998 and on the tenth day of each month thereafter, until the Term Loan Maturity Date, when the entire unpaid balance of principal and interest thereon shall be due and payable.

           2.A.3    The proceeds of the Term Note shall be used solely
     for acquisition financing and for general corporate purposes.

            2.A.4 The Term Note and the term loan hereunder shall bear interest from the date thereof on the unpaid principal balance thereof from time to time outstanding, at a fixed rate per annum as quoted by Bank to Company prior to the funding of the term loan and as accepted by Company ("Fixed Rate"), payable monthly on the tenth day of each month commencing on the tenth day of the first month following the disbursement of the term loan under this Section 2.A. Notwithstanding the foregoing from and after the occurrence of an Event of Default, the principal outstanding under the Term Note shall bear interest payable on demand, at a rate per annum equal to the greater of (i) three percent (3%) above the Fixed Rate and (ii) three percent (3%) above the Bank's Prime Rate.

            2.A.5 All partial prepayments with respect to the Term Note shall be applied to the Term Note in the inverse order of their respective maturities. The Term Note may be prepaid on any principal installment payment date upon five (5) days written notice to Bank, in whole or in part (in amounts of at least $200,000) upon payment of a premium equal to the sum of the discounted net present values of the interest payments that would otherwise be payable on the principal amount being prepaid, after reducing each such interest payment by the amount of the interest that would be payable on each interest payment due date if the principal amount being prepaid were re-invested at the Current Market Rate therefor plus $500. For these purposes, "Current Market Rate" shall mean a per annum interest rate equal to one half percent (1/2%) above the rate reasonably determined by Bank (based on quotations from established dealers) to be in effect two days prior to the repayment date in the secondary market for United States Treasury securities of a comparable amount and with a comparable term to maturity as the principal amount being prepaid. For the purposes of computation, the discount rate for each computation will be the Current Market Rate for the relevant principal installment. Upon any involuntary prepayment of the Term Note, Company shall pay to Bank a prepayment premium equal to the prepayment premium which would be due and payable hereunder if Company had voluntarily elected to prepay the Term Note (in an amount equal to such involuntary prepayment) on such date of involuntary prepayment."

      6. Section 6.3 of the Agreement is amended to read in its entirety as follows:

           "6.3 On a Consolidated statement basis, maintain, as of the end of each fiscal quarter, Tangible Net Worth of not less than the base Tangible Net Worth."

      7. Section 6.4 of the Agreement is amended to read in its entirety as follows:

           "6.4 On a Consolidated statement basis, maintain, as of the end of each fiscal quarter, a Debt to Worth Ratio of not more than 7.0 to 1.0 through October 30, 1996 and not more than 6.5 to
     1.0 beginning October 31, 1996 and thereafter."

     8.   The following Section 6.15 is hereby added to the Agreement:

           "6.15 On a Consolidated statement basis, maintain as of the end of each fiscal quarter, a Debt Service Coverage Ratio of not less than the following amounts during the periods specified below:

     May 1, 1996 through October 30, 1996         1.5 to 1.0
     October 31, 1996 and thereafter              2.0 to 1.0"

     9.   The following Section 6.16 is hereby added to the Agreement:

           "6.16 On a Consolidated statement basis, maintain as of October 31, 1996 a Funded Debt to EBITDA Ratio of not more than
     3.25 to 1.0."

      10. Section 6.9 of the Agreement is amended to change the reference therein to "Sections 6.2, 6.3 and 6.4" to "Sections 6.2, 6.3, 6.4, 6.15 and 6.16."

      11. Exhibit "A" to the Agreement is deleted and attached Exhibit "A" substituted therefor and attached Exhibit "F" is hereby added to the Agreement.

      12. Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company's corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Certificate of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 5.1 through 5.7 and 5.9 through 5.15 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 5.8 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 6.1 of the Agreement; and (d) no event of default, or condition or event which, with the giving of notice or the running of time, or both, would constitute an event of default under the Agreement, has occurred and is continuing as of the date hereof.

      13. This Amendment shall be effective upon (i) execution of this Amendment by Company and Bank and delivery to Bank of a replacement Revolving Credit Note in the form attached hereto as Exhibit "A", (ii) execution and delivery to Bank of a Term Note in the form attached hereto as Exhibit "F", and (iii) payment to the Bank by Company of a non-refundable commitment fee for the term loan in the amount of $25,000.

     14. Except as modified hereby, all of the terms and conditions of the Agreement shall remain in full force and effect.

      WITNESS the due execution hereof on the day and year first above written.

COMERICA BANK                      NEWCOR, INC.



By:                                By:
                                      W. John Weinhardt

Its: Vice President                Its: President



                                   By:
                                      John J. Garber

                                   Its: Treasurer



      The undersigned accept and agree to the Amendment No. 4 to the Second Amended and Restated Revolving Credit Agreement and agree to the continued effectiveness of the Guaranty originally executed and delivered to Comerica Bank by the undersigned on March 9, 1992.

                                   ROCHESTER GEAR, INC.



                                   By:
                                      W. John Weinhardt

                                   Its: Chairman of the Board


                                   By:
                                      John J. Garber

                                   Its: Treasurer



                                   NEWCOR MACHINE TOOL, INC.



                                   By:
                                      W. John Weinhardt

                                   Its: Chairman of the Board


                                   By:
                                      John J. Garber

                                   Its: Treasurer


                                   EONIC, INC.



                                   By:
                                      W. John Weinhardt

                                   Its: Chairman of the Board



                                   By:
                                      John J. Garber

                                   Its: Treasurer

















LRS\D3146
                          EXHIBIT "A"

                     REVOLVING CREDIT NOTE


                                             Detroit, Michigan
$32,500,000                                  April 12, 1996


      On or before the Revolving Credit Maturity Date (which initially is February 28, 1998), FOR VALUE RECEIVED, NEWCOR, INC., a Delaware corporation (herein called "Company") promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called "Bank") at its Main Office at 500 Woodward Avenue, Detroit, Michigan, 48226 in lawful money of the United States of America the indebtedness or so much of the sum of Thirty Two Million Five Hundred Thousand Dollars ($32,500,000) as may from time to time have been advanced and then be outstanding hereunder pursuant to the Second Amended and Restated Revolving Credit Agreement dated March 6, 1995, made by and between Company and Bank (herein called "Agreement"), together with interest thereon as hereinafter set forth. For the period from April 12, 1996 through the Commitment Reduction Date (as defined in the Agreement), the amount available hereunder shall, subject to the terms of the Agreement, be Thirty Two Million Five Hundred Thousand Dollars ($32,500,000). After the Commitment Reduction Date, the amount available hereunder shall, subject to the terms of the Agreement, be Twenty Million Dollars ($20,000,000). Company agrees to reduce the indebtedness outstanding hereunder to an amount not to exceed Twenty Million Dollars ($20,000,000) on or before the Commitment Reduction Date.

      Each of the Advances made hereunder shall bear interest at the Eurodollar-based Rate or the Prime-based Rate as elected by Company or as otherwise determined under the Agreement.

      Interest on the unpaid balance of all Prime-based Advances shall be payable quarterly commencing on July 31, 1996 and on the last day of each quarter thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the Prime-based Rate on the date of such change in the Prime-based Rate.

     Interest on each Eurodollar-based Advance shall be payable on the last day of the Interest Period applicable thereto. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to but not including the last day thereof.

      From and after the occurrence of any event of default hereunder or under the Agreement or any event which automatically causes the indebtedness outstanding hereunder to become immediately due and payable, the indebtedness outstanding hereunder shall bear interest at Three percent (3%) above the Prime-based Rate as it may vary from time to time, which interest shall be payable daily.

      This Note is a note under which advances, repayments and readvances may be made from time to time, subject to the terms and conditions of the Agreement. This Note evidences borrowing under, is subject to, is secured in accordance with, and may be matured under, the terms of the Agreement, to which reference is hereby made. As additional security for this Note, Company grants Bank a lien on all property and assets including deposits and other credits of the Company, at any time in possession or control of or owing by Bank for any purpose.

      Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note. Any transferees of, or endorser, guarantor or surety paying this
Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.

     This Note is a replacement for a Revolving Credit Note dated March 22, 1996 in the original principal amount of $32,500,000 by Company payable to Bank.

      All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

                              NEWCOR, INC.



                              By:
                                 W. John Weinhardt

                              Its: President



                              By:
                                 John J. Garber

                              Its: Treasurer
LRS\D3146
                          EXHIBIT "F"

                           TERM NOTE


                                                Detroit, Michigan
$10,000,000                                     May 13, 1996


      FOR VALUE RECEIVED, Newcor, Inc., a Delaware corporation (herein called "Company") promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called "Bank"), at its Main Office at 500
Woodward Avenue, Detroit, Michigan, the principal sum of Ten Million Dollars ($10,000,000) in lawful money of the United States of America payable in monthly principal installments each in the amount of One Hundred Sixty Six Thousand Six Hundred Sixty Seven Dollars ($166,667), commencing on June 10, 1998 and on a like day of each month thereafter until May 10, 2003, when the entire unpaid balance of principal and interest thereon shall be due and payable, together with interest thereon as hereinafter set forth.

      The principal balance from time to time outstanding hereunder shall bear interest at the per annum interest rate of seven and eighty five one hundredths percent (7.85%) or as otherwise determined under the Agreement (as defined below), and interest shall be computed, assessed and payable as set forth in the Agreement.

      This Note evidences borrowing under, is subject to, is secured in accordance with, and may be matured under, the terms of the Second Amended and Restated Revolving Credit Agreement dated March 6, 1995 between Company and Bank (as the same may be amended or modified from time to time, ("Agreement")), to which reference is hereby made. As additional security for this Note, Company grants Bank a lien on all property and assets including deposits and other credits of the Company, at any time in possession or control of or owing by Bank for any purpose.

      Company waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by any other instrument or by law.

      All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

                                                                    NEWCOR,
                                   INC., a Delaware corporation



                                   By:

                                   Its:



                                   By:

                                   Its:































LRS\D3146